Exhibit 99.1

May 14, 2024

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THE FISCAL QUARTER ENDED MARCH 30, 2024

Cranford, New Jersey — May 14, 2024 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) today issued its results for the fiscal quarter ended March 30, 2024.

Tofutti Brands reported net sales of $2,212,000, a decrease of $278,000 or 11%, from net sales of $2,490,000 for the fiscal quarter ended April 1, 2023. Sales of our vegan cheese products decreased to $1,809,000 in the thirteen weeks ended March 30, 2024 from $2,100,000 in the thirteen weeks ended April 1, 2023, due to increased competition in the vegan cheese category. Sales of our frozen dessert products increased slightly to $403,000 in the thirteen weeks ended March 30, 2024 from $390,000 for the thirteen weeks ended April 1, 2023.

Our gross profit decreased to $470,000 for the thirteen weeks ended March 30, 2024 from $606,000 for the thirteen weeks ended April 1, 2023, principally due to the reduction in sales. Our gross profit percentage was 21% for the thirteen weeks ending March 30, 2024 compared to 24% for the thirteen weeks ending April 1, 2023. Our gross profit percentage decreased partly due to the fact that our frozen dessert product sales accounted for a higher percentage of total sales. Our gross profit percentage is significantly lower on frozen dessert products versus our cheese products. Continued cost increases in certain key ingredients and packaging also negatively affected our gross profit and gross profit percentage.

We incurred a net loss of $303,000, or $0.06 per share (basic and diluted) for the quarter ended March 30, 2024 compared to a net loss of $102,000, or $0.02 per share (basic and diluted), for the quarter ended April 1, 2023.

At March 30, 2024 we had approximately $351,000 in cash and our working capital was approximately $3,159,000 as compared to $837,000 in cash and working capital of $3,440,000 at December 31, 2023.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We are working diligently to improve our sales performance and to return to profitability in 2024.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty products.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	March 30, 2024	December 30, 2023
Assets
Current assets:
Cash	$351	$837
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $495 and $525.	889	828
Inventories	2,453	2,475
Prepaid expenses and other current assets	97	93
Total current assets	3,790	4,233

Operating lease right-of-use assets	66	81
Finance lease right-of-use asset	32	36
Deferred tax assets	246	246
Other assets	19	19
Total assets	$4,153	$4,615

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$209	$237
Accrued expenses	407	541
Finance lease liability, current portion	15	15
Total current liabilities	631	793

Operating lease liabilities, net of current portion	—	7
Finance lease liability, net of current portion	19	23
Total liabilities	650	823

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	337	323
Retained earnings	3,114	3,417
Total stockholders’ equity	3,503	3,792
Total liabilities and stockholders’ equity	$4,153	$4,615

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended March 30, 2024	Thirteen weeks ended April 1, 2023

Net sales	$2,212	$2,490
Cost of sales	1,742	1,884
Gross profit	470	606

Operating expenses:
Selling and warehouse	214	271
Marketing	134	95
Research and development	42	28
General and administrative	382	302
	772	696

Loss from operations	(302)	(90)

Loss before interest expense and income taxes	(302)	(90)
Interest expense	1	1
Loss before income tax	(303)	(91)
Provision for income taxes	—	11

Net loss	$(303)	$(102)

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,154

Earnings (loss) per common share:
Basic	$(0.06)	$(0.02)
Diluted	$(0.06)	$(0.02)